Exhibit 10.47

AMENDMENT NO. 2
TO
THE PROGRESSIVE CORPORATION
2003 DIRECTORS EQUITY INCENTIVE PLAN
The Progressive Corporation 2003 Directors Equity Incentive Plan, as previously amended (the “Plan”), is hereby amended as follows:
1. Section 12 of the Plan is hereby deleted in its entirety and the following is substituted in its place:
“SECTION 12 Term of Plan.
No Award shall be granted pursuant to the Plan on or after January 31, 2018, but Awards granted prior to such date may extend beyond such date.”
2. Section 6(c) of the Plan, entitled “Buyout Provisions,” is hereby deleted in its entirety.
3. In Section 7 of the Plan:
a. Section 7(b), entitled “Definition of Change in Control,” is hereby deleted in its entirety, and the following is substituted in its place:
“(b) Definition of Change in Control. For purposes of Section 7(a), a “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, each as defined in, and determined in accordance with, Section 409A of the Internal Revenue Code.”
b. Section 7(c), entitled “Definition of Potential Change in Control,” is hereby deleted in its entirety, and the following is substituted in its place:
“(c) Intentionally omitted.”
In addition, all references to “Potential Change in Control” in Sections 7(a) and 7(d), and the defined term “Potential Change in Control” in Section 1(c), are hereby deleted from the Plan.
4. This Amendment is subject to approval by the holders of The Progressive Corporation’s Common Shares, $1.00 par value, in accordance with the requirements of the New York Stock Exchange. If shareholders do not approve this Amendment at the Annual Meeting of Shareholders in April 2012, this Amendment shall automatically terminate and be of no further force or effect.
This Amendment will be effective as of January 27, 2012.

/s/ Charles E. Jarrett
Charles E. Jarrett
Secretary